Exhibit 10(aa)

CBS CORPORATION

MATCHING GIFTS PROGRAM FOR DIRECTORS
(Dated December 16, 2008, as amended on January 31, 2019)

1.	PURPOSE OF THE PROGRAM

The CBS Corporation Matching Gifts Program for Directors (the “Program”) allows each Director (as defined in Paragraph 2) of CBS Corporation (the “Company”) to request that the Company match his or her donations to eligible tax-exempt organization(s) (the “Donee(s)”). Director donations will be matched by the Company at the rate of one dollar for each dollar contributed up to $25,000 for each fiscal year. The purpose of the Program is to recognize the interest of the Company and its Directors in supporting worthy charitable organizations. The Program is the exclusive means by which a Director may request donations from the Company to Donees.

2.	ELIGIBILITY

Each current member (each, a “Director”) of the Board of Directors of the Company (the “Board”) shall be eligible to participate in the Program, unless and until the Program is terminated in accordance with Paragraph 6.

3.	MATCHING DONATION REQUEST

When a Director becomes eligible to participate in the Program, he or she may make a written request to the Company, on a form provided by the Administrator (as defined in paragraph 7), designating the Donee(s) to which the Director has made a donation and which the Director intends to be the recipient(s) of the Company’s matching donation to be made on his or her behalf.

4.	DONEES

In order to be eligible to receive a donation, a recommended Donee must be, at the time any matching donation is to be made hereunder: (i) recognized under the Internal Revenue Code as a 501(c)(3) public charity; or (ii) an accredited public or non-profit school, school district, college or university to which contributions are tax-deductible under the Internal Revenue Code of the United States.

5.	FUNDING AND PROGRAM ASSETS

Neither the participating Directors nor their recommended Donee(s) shall have any rights or interests in any assets of the Company identified for such purpose. Nothing contained in the Program shall create, or be deemed to create, a trust, actual or constructive, for the benefit of a Director or any recommended Donee, or shall give, or be deemed to give, any Director or Donee any interest in any assets of the Program or the Company.

6.	AMENDMENT OR TERMINATION

The Board may, at any time, amend, suspend, or terminate the Program. However, once a participating Director requests that the Company make a matching donation to a Donee, the Program may not be amended, suspended or terminated with respect to such request, unless there has been an adverse change in laws or regulations affecting the Program (e.g., reduction or elimination of the tax deductibility of the donation by the Company).

7.	ADMINISTRATION

The Program shall be administered by the Office of the Executive Vice President, Chief Administrative Officer (“Administrator”). The Administrator shall have authority, subject to the provisions of the Program, to prescribe procedures and guidelines relating to the Program.

8.	NON-ASSIGNMENT

A Director’s rights and interests under the Program may not be assigned or transferred.

9.	EFFECTIVE DATE

The Program effective date is December 16, 2008.